Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 24, 2017, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-201610) and related Prospectus of Radius Health, Inc. for the registration of common stock, preferred stock, senior debt securities, warrants, and units.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 7, 2017